EXHIBIT 99.1

International Absorbents Inc.

“Products and Technology for the Good of the Environment"

FOR IMMEDIATE RELEASE:

International Absorbents Accepted for Listing on AMEX

BELLINGHAM, WASH., Mar. 13, 2003... International Absorbents Inc. (OTC BB:IABI), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that the American Stock Exchange (“AMEX or the Exchange”) has approved the application for initial listing of its Common Stock on the Exchange.

“This listing on AMEX is an extremely important step forward for International Absorbents,” stated Gordon L. Ellis, Chairman of International Absorbents Inc. “Immediately upon listing, International Absorbents’ shares will be “blue-skied” in all U.S. states and will no longer be subject to some non-solicitation rules often applicable with stocks traded on less senior exchanges. The electronic auction bid system and market assistance provided by the AMEX “specialist” working on our behalf will provide an orderly, fair and efficient market for our stock. Overall, this AMEX listing will allow a greater range of potential investors and support increased involvement of analysts and more sophisticated attention from the investment community.”

The date of initial trading and new stock symbol will be announced soon.

The Company was approved for listing on the American Stock Exchange based upon a review by the Exchange Listing Qualifications Panel which authorized approval of the listing pursuant to Section 1203 (c) of the American Stock Exchange Company Guide, notwithstanding the fact that Company does not fully satisfy the Exchange regular initial listing standards with respect to certain standards, specifically a minimum stock trading price of $3.00. The Exchange Listing Qualifications Panel’s decision was based upon its determination that the Company satisfies the minimum Alternative Listing Standards and its affirmative finding that mitigating factors, including the facts that the Company is profitable, demonstrates sound management and significantly exceeded certain of the initial standards in section 101 of the Amex Company Guide.

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
(604) 681-6181 or (604) 514-6559
info@absorbent.com

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.